Ratios of Earnings to Fixed Charges (Excluding Interest on Deposits)

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                                                           Years Ended December 31,
                                        ----------------------------------------------------------------
                                           1997         1996          1995         1994         1993
                                        ------------ ------------  ------------ -----------  -----------
Earnings:

Net Income                                  $17,257      $16,653       $14,130     $ 7,032      $ 9,662

Income Tax Expense                            8,152        7,685         5,934       1,157        3,167
                                        ------------ ------------  ------------ -----------  -----------

Pretax Earnings                             $25,409      $24,338       $20,064     $ 8,189      $12,829
                                        ============ ============  ============ ===========  ===========


Fixed Charges:

Interest on Borrowed Funds                  $20,909      $ 9,556       $ 3,915     $ 1,355      $ 1,358

Amortization of Debt                              -            -             -           -           16
                                        ------------ ------------  ------------ -----------  -----------

Total Fixed Charges                         $20,909      $ 9,556       $ 3,931     $ 1,376      $ 1,379
                                        ============ ============  ============ ===========  ===========

Earnings for Ratio Calculations             $46,318      $33,894       $23,995     $ 9,565      $14,208
                                        ============ ============  ============ ===========  ===========

Ratio of Earnings to Fixed
  Charges (Interest on
  Deposits Included)                           2.22x        3.55x         6.10x       6.95x       10.30x
                                        ============ ============  ============ ============ =============

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